Exhibit 99.1

CLINICAL DATA ON VOLOCIXIMAB (M200) PRESENTED

AT THE AMERICAN SOCIETY OF CLINICAL ONCOLOGY ANNUAL MEETING

- Interim results presented for three Phase 2 clinical trials of an anti-angiogenesis antibody in kidney cancer, pancreatic cancer and melanoma -

Fremont, Calif. and Cambridge, Mass., June 6, 2006 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) and Biogen Idec (Nasdaq: BIIB) announced today that new data on volociximab (M200), a novel, anti-angiogenic, chimeric antibody directed at alpha5-beta1 integrin, were presented at the 2006 American Society of Clinical Oncology (ASCO) meeting, taking place from June 2 to 6 in Atlanta, Ga. Volociximab is being co-developed by PDL BioPharma and Biogen Idec. Interim results were presented from three, Phase 2, open-label clinical trials of volociximab 10mg/kg administered intravenously every two weeks as either a single agent or in combination with chemotherapy as part of the treatment regimens for metastatic renal cell carcinoma, adenocarcinoma of the pancreas and melanoma.

Volociximab is a chimeric monoclonal antibody that blocks the alpha5-beta1 receptor and halts the proliferation of endothelial cells that lead to angiogenesis, the formation of new blood vessels that feed a tumor, allowing the cancerous tumor to grow and metastasize.

“Based on its proposed mechanism of action, volociximab may inhibit tumor angiogenesis regardless of the pro-angiogenic growth factors that promote tumor growth,” said Robert A. Figlin, M.D., Professor of Medicine and Urology at the David Geffen School of Medicine at the University of California, Los Angeles. “This could potentially improve the clinical outcome of patients with different types of advanced cancers that may be fueled by a variety of angiogenic stimuli.”

“We are encouraged by the early signs of tolerability suggested by these exploratory trials,” said Steven Benner, M.D., Senior Vice President and Chief Medical Officer, PDL. “We look forward to advancing the volociximab clinical development program with our partner, Biogen Idec, with additional Phase 2 studies of volociximab at higher doses, including an early trial in patients with melanoma to further characterize tumor expression of alpha5-beta1.”

In the poster presentation titled, “Phase II study of volociximab (M200), an alpha5-beta1 anti-integrin antibody in refractory metastatic clear cell renal cell cancer (RCC)” [Abstract 4535 – Saturday, June 3], a total of 40 patients, 21 (53%) of whom received two or more prior therapies, including anti-angiogenic therapies, were evaluated for safety and measured for objective responses. Volociximab was administered as a single agent in this study. One of 40 patients (3%) achieved a partial response (PR) and 32 of 40 patients (80%) achieved stable disease (SD). Median time to disease progression was 3.8 months (113 days). An estimate of overall survival (OS) had not been reached at a median follow up of 11.2 months (335 days). No detectable immune responses to volociximab and no changes in hematological, renal and hepatic parameters were noted.

In patients evaluated to date in this study, volociximab appears to be well tolerated. The most frequently reported adverse events (AE), regardless of relationship to study drug, were fatigue (25 patients; 63%), nausea (13 patients; 33%), dyspnea or shortness of breath (7 patients; 18%), pain in the extremities (7 patients; 18%), arthralgia (6 patients; 15%) and headache (6 patients; 15%).

In the poster presentation titled, “Phase II study of volociximab (M200), an alpha5-beta1 anti-integrin antibody in metastatic adenocarcinoma of the pancreas (MPC)” [Abstract 4111 – Saturday, June 3], volociximab was administered in combination with standard doses of gemcitabine (Gemzar®; Eli Lilly and Co.). One of 19 efficacy-evaluable patients (5%) achieved a PR and 10 of 19 patients (53%) achieved SD. Median time to disease progression was 4.0 months (121 days) and the median OS was 5.1 months (152 days).

In patients evaluated to date in this study, volociximab appears to be well tolerated. The most frequently reported AEs, regardless of relationship to study drug, were nausea (13 patients; 65%), vomiting (12 patients; 60%), constipation (10 patients; 50%), lethargy (9 patients; 45%), diarrhea (8 patients; 40%), peripheral edema (7 patients; 35%), influenza-like illness (6 patients; 30%) and pyrexia (6 patients; 30%). In addition, upper abdominal pain, anorexia and fatigue were each reported in 5 patients (25%), and abdominal pain, dyspepsia and headache were each reported in 4 patients (20%). Anemia, chills, dehydration, dyspnea, myalgia, neutropenia, rash and decreased weight were each reported in 3 patients (15%).

The poster presentation titled “Phase II study of volociximab (M200), an alpha5-beta1 anti-integrin antibody in metastatic melanoma” [Abstract 8011] showed that of 37 efficacy-evaluable patients who received a combination of volociximab and dacarbazine, one patient (3%) achieved a PR and 22 patients (60%) achieved SD. Median time to disease progression was 2.4 months (72 days) and the median OS was 8.0 months (237 days).

In patients evaluated to date in this study, volociximab appears to be well tolerated. The most frequently reported AEs, regardless of relationship to study drug, were nausea (20 patients; 50%), fatigue (17 patients; 43%), injection site reaction (12 patients; 30%), vomiting (12 patients; 30%), constipation (11 patients; 28%), arthralgia (8 patients; 20%) and diarrhea (8 patients; 20%). Pain in the extremities and pyrexia were each reported in 7 patients (18%) and anorexia and peripheral edema were each reported in 6 patients (15%).

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, autoimmune and inflammatory diseases, cardiovascular disorders and cancer. Further information on PDL BioPharma is available at www.pdl.com.

About Biogen Idec

Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Forward-looking Statement

The information in this press release should be considered accurate only as of the date of the release. Neither PDL nor Biogen Idec has any intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. In particular, results obtained in the Phase 2 studies may not be predictive of results to be obtained in the additional evaluations that would be necessary to demonstrate volociximab to be safe and effective in the treatment of metastatic clear cell renal cell cancer, metastatic adenocarcinoma of the pancreas or metastatic melanoma, nor can there be assurance that PDL or Biogen Idec will initiate subsequent clinical trials of volociximab. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL and Biogen Idec have made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s and Biogen Idec’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com, with respect to PDL’s filings, and at www.biogenidec.com, with respect to Biogen Idec’s filings. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. Biogen Idec is considered a trademark of Biogen Idec. Gemzar® is a registered trademark of Eli Lilly & Co.

PDL BioPharma Contacts:	Biogen Idec Contacts:
Jean Suzuki	Media Contact:
Product Communications	Amy Ryan
(510) 574-1550	Director, Public Affairs
Jean.Suzuki@pdl.com	(617) 914-6524

Jim Goff	Investor Community Contact:
Investor Relations	Elizabeth Woo
(510) 574-1421	Vice President, Investor Relations
James.Goff@pdl.com	(617) 679-2822